Exhibit 10.17
SECOND TECHNOLOGY TRANSFER AGREEMENT
     This Second Technology Transfer Agreement (this “Agreement”) is entered into as of the date last executed below, by and between Pamela Pierce Palmer, M.D., Ph.D. (“Palmer”) and Omeros Medical Systems, Inc., a Washington corporation (“Omeros”).
     Palmer, along with Gregory A. Demopulos, M.D. (“Demopulos”), is the inventor of certain technology relating to methods, compositions and devices for drug delivery, chondroprotection, inhibition of tumor cell adhesion and invasion, the treatment of urogenital disorders, peripheral nervous system pain inhibition and rotational analgesia (as further described below, the “Technology”). Palmer desires to transfer all his right, title and interest in and to the Technology to Omeros for further research, development and commercialization, and Omeros desires to obtain ownership of and other rights in the Technology for such purpose.
     For good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged, the parties agree:
     1. Definitions. The following definitions apply whenever the specified terms are used in this Agreement or in any attachments to this Agreement:
          a. “Confidential Information” means confidential information relating to the Technology, now existing or hereafter arising, including without limitation, research, developments, inventions, technical data, any type of product development, and any and all other processes, formulae, marketing plans or proposals, customer lists or other customer information, financial information, or any observations, data, written material, records or documents. Confidential Information includes any such information whether or not such information was developed, devised or otherwise created in whole or in part by the efforts of Palmer or Omeros. Confidential Information shall not include a matter of public knowledge, unless such matter become public knowledge as a result of unauthorized disclosure to the general public, or the combination of such matters would amount to Confidential Information. In any dispute over whether information is Confidential Information for purposes of enforcement of this Agreement, it shall be the burden of Palmer to show that such contested information is neither confidential nor a Trade Secret.
          b. “Intellectual Property Rights” mean all intellectual property rights arising under federal, state or common law and relating to the Technology, including without limitation Patent Rights and Know-How.
          c. “Know-How” means all information, now existing or hereafter acquired, known to Palmer and related in any way to the Technology, including without limitation, information directly or indirectly related to any formula, method, procedure, process, composition of matter, design, material, or other subject matter that contributes in whole or in part to the present or future commercial development, exploitation, utilization or understanding of the Technology. Know-How also includes, without limitation, the following: (a) any Confidential Information; (b) any information relating in any way to the Technology that may result from further research sponsored in whole or in part by Omeros; and (c) any information relating to the Technology, whether or not such information was developed, devised or otherwise created in whole or in part by the efforts of Palmer or Omeros and whether or not it is a matter of public knowledge.
          d. “New Invention” means any invention, discovery, concept, idea, information or improvement, whether or not patentable, that is (i) made, developed or conceived in whole or in part while Palmer is an employee, agent, officer, director, or shareholder of Omeros, and (ii) is derived from the Technology.
          e. “Patent Rights” mean the rights of Palmer to any and all inventions included within the Technology and any matter claimed in or disclosed by any and all present and future letters patent, pending applications for patents and other legal rights applied for in the name of, by or granted to Palmer, alone or with another or others, as inventor or co-inventor in any country with respect to or in connection with the Technology, and any and all divisions, continuations, continuations-in-part, reissues, substitutions, re-examinations, extensions and renewals arising therefrom or issuing thereon. Without limiting the generality of the foregoing, Patent Rights include without limitation, any and all foreign rights related to, derived from, or claiming priority from U.S. Patent Rights.
          f. “Technology” means that certain technology developed in whole or in part by Palmer and related to compositions, methods and devices for: (a) the delivery of pharmaceuticals, including but not limited to drug delivery agents or compositions that enhance the uptake, retention or effect of anti-inflammatory, analgesic, chondroprotective, anti-spasm, anti-restenotic and/or other pharmacological agents; (b) the protection of cartilage, including but not limited to compositions that are injected, irrigated or otherwise applied to anatomic joints to inhibit cartilage catabolism, promote cartilage anabolism, inhibit inflammation and/or inhibit pain; (c) the inhibition of tumor cell adhesion and invasion during surgical procedures; (d) the treatment or prevention of urogenital disorders including but not limited to agents to inhibit spasm, inflammation, pain and tumor cell adhesion and invasion; (e) rotational analgesia including but not limited to rotational intrathecal analgesia methods, compositions and administration devices; or (f) the inhibition or relief of peripheral nervous system pain. Without limiting the generality of the foregoing, the Technology shall include, without limitation, all related advances or improvements, whether or not patentable.
          g. “Trade Secrets” mean any and all Confidential Information within the definition of that term as set forth in RCW Chapter 19.108.
     2. Transfer of Technology
          a. Present Technology. Palmer hereby irrevocably sells, assigns, conveys and otherwise transfers to Omeros all right, title and interest in and to the Technology, Know-How, Patent Rights, and other Intellectual Property Rights, which right, title, and interest he now possess or may hereafter acquire, and hereby confirms all previous assignments granted to Omeros related to the Technology, Know-How, Patent Rights, and other Intellectual Property Rights. Such transfer hereby includes, without limitation, all right, title and interest of Palmer in and to the Patent Rights, and any and all existing records that contain Know-How. In keeping with these obligations, Palmer has executed Assignments of Patent Rights as attached hereto as Exhibits A-H. To the extent not already provided to Omeros, Palmer shall identify for Omeros any and all existing records that contain Know-How. Palmer and Omeros jointly shall determine which of such records shall be delivered to Omeros as originals or as copies, and such records shall be identified and categorized in writing no later than thirty (30) days after execution of this Agreement. Palmer shall then transfer and deliver to Omeros all such records that contain Know-How in a form reasonably understandable by any physician or scientist generally knowledgeable of relevant methods of surgery or other treatment. Upon such transfer and delivery, such records shall be the property of Omeros and shall be under Omeros’ exclusive control. Thereafter, on a timely basis, but not less than quarterly, Palmer shall develop, produce, deliver to Omeros and maintain permanent records, in writing or otherwise, that set forth Know-How in a form reasonably understandable by any physician or scientist generally knowledgeable of relevant surgical methods.
          b. Future Developments. Palmer acknowledges that title to any and all New Inventions shall immediately vest in Omeros. Immediately upon the development of any New Invention, Palmer shall disclose such New Invention to Omeros in writing. From time to time, Palmer shall execute such documents as Omeros may reasonably require to evidence assignment to Omeros of all right, title, and interest in and to such New Inventions.
     3. Covenant Not to Disclose. For a period of at least ten (10) years, Palmer shall not at any time, without the express prior written consent of Omeros, disclose or otherwise make known or available to any person, firm, corporation or other entity, or use for their own account, any Confidential Information. Both Palmer and Omeros shall utilize reasonable procedures to safeguard Confidential Information, including releasing Confidential Information to employees of Omeros only on a “need-to-know” basis.
     4. Consideration. The Grant of Options to purchase shares of stock of Omeros issued to Palmer on December 11, 2001 shall constitute consideration for the transfer of rights described in Section 2 above, for Palmer’s covenant not to disclose Confidential Information, and for other covenants and promises made by Palmer hereunder.
     5. Specific Performance. Palmer and Omeros acknowledge that (a) the covenants set forth in Sections 2 and 3 are essential elements of the transactions contemplated in this Agreement, that, but for the agreement of the parties to comply with such covenants, neither Palmer nor Omeros would have entered into such transactions, and that each party has consulted with counsel and has been advised in all respects concerning the reasonableness of such covenants as to scope and limit of time; (b) the nonbreaching party will not have any adequate remedy at law if the other party violates the terms of Section 2 or 3 or fails to perform any of its other obligations hereunder; and (c) the nonbreaching party shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction temporary, preliminary and permanent injunctive relief to restrain any breach or threatened breach, or otherwise to specifically enforce, any of such covenants or any other obligations if the breaching party fails to perform any of its obligations under this Agreement.
     6. Right to Repurchase Technology. In the event that Omeros either (a) files for liquidation under Chapter 7 of the United States Bankruptcy Act, or (b) undertakes a voluntary dissolution, liquidation and termination (except in connection with a merger, reorganization, consolidation or sale of assets), Palmer shall have the right, along with co-inventor Demopulos, to repurchase the Technology from Omeros for a price equal to the then-current fair market value of the Technology.

If the parties are unable to agree upon the fair market value of the Technology within thirty (30) days after the filing or undertaking described above, then such value shall be established by the appraisal of a qualified, mutually acceptable independent appraiser. In the event the parties are unable to agree upon an appraiser within sixty (60) days after the filing or undertaking described above, then Demopulos and Omeros each shall select an independent appraiser, and the two appraisers shall select a third independent appraiser. The three appraisers shall conduct such appraisal proceeding in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect, and the decisions of the appraisers shall be delivered to the parties not later than four months after the commencement of such appraisal proceeding. All such appraisal proceedings shall take place in Seattle, Washington and all results of such proceedings shall be binding on Palmer and Omeros. All appraisal expenses shall be paid by Palmer. Palmer’s rights to repurchase the Technology under this Section 6 are subject to the similar rights of co-inventor Demopulos, with whom Omeros executed an agreement substantially similar hereto. In the event that both Palmer and Demopulos desire to exercise their respective rights to repurchase the Technology, those parties shall be responsible for negotiating between themselves their individual rights and obligations with regard to such transfer, and Palmer and Demopulos shall exercise their rights jointly in any transaction involving Omeros.
     7. Severability. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Palmer and Omeros agree and stipulate that the covenants set forth in Sections 2, 3 and 6 are fair and reasonably necessary for the protection of their protectable interests. In the event a court of competent jurisdiction should decline to enforce any provision of Sections 2, 3 or 6, Sections 2, 3 or 6 shall be deemed to be modified to the minimum extent which the court shall find enforceable.
     8. Miscellaneous.
          a. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only, and shall not control or affect the meaning or construction of any provisions hereof.
          b. Waiver of Breach. Neither the waiver of any breach of any provision of this Agreement, nor failure to enforce any provision hereof, shall operate or be construed as a waiver of any subsequent breach by either party.
          c. Disputes. In any litigation or dispute arising out of this Agreement, the substantially prevailing party will be entitled to recover, in addition to other relief granted, all reasonable costs and attorneys’ fees, including such costs and fees on appeal.
          d. Rights Cumulative. The provisions of this Agreement shall not be construed as limiting any rights or remedies that either party may otherwise have under applicable law.
          e. Governing Law. The rights and obligations under this Agreement shall in all respects be governed by the laws of the State of Washington. This Agreement is intended to supplement and not to supersede the rights of the parties under the Uniform Trade Secrets Act, as adopted by the State of Washington.
          f. Integration. This Agreement as herein written constitutes the entire understanding between the parties pertaining to the subject matter contained in it, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever, except by a writing duly executed by the parties. This Agreement supplements a previous Technology Transfer Agreement executed by Palmer and Omeros dated June 16, 1994, and nothing in this Agreement shall be interpreted to contravene such previous Technology Transfer Agreement.
     Wherefore each party has executed this Agreement on the date set forth below to signify acceptance of all of the above terms and provisions.

OMEROS MEDICAL SYSTEMS, INC.		PAMELA PIERCE PALMER, M.D., Ph.D.

By:	/s/ Gregory A. Demopulos	By:	/s/ Pamela Pierce Palmer
	Gregory A. Demopulos, M.D.		(Signature)
Chairman and Chief Executive Officer

Date:	3/12/02	Date:	3/22/02